Exhibit 99.1

Investor Contact:
David Ramsay
Halozyme Therapeutics
858-704-8260
ir@halozyme.com

Media Contact:
Nurha Hindi
Hill + Knowlton Strategies
310-633-9434
Nurha.Hindi@hkstrategies.com

Halozyme Reports Third Quarter 2013 Financial Results

SAN DIEGO, November 8, 2013 -- Halozyme Therapeutics, Inc. (NASDAQ: HALO) today reported financial results for the third quarter and nine months ended September 30, 2013. Financial highlights for the third quarter include revenues of $16.0 million and a net loss of $19.3 million, or $0.17 per share. This compares to revenues of $5.3 million and a net loss of $20.0 million, or $0.18 per share, for the third quarter of 2012.

“This past quarter was remarkable for the European commercial launches of Herceptin® SC and HyQvia, each leveraging Halozyme’s proprietary rHuPH20 technology to deliver more efficient treatment options,” said Gregory I. Frost, Ph.D., President and Chief Executive Officer, Halozyme Therapeutics. “Furthermore, our development programs are advancing with recent maturing data from our Phase 1b PEGPH20 clinical trial supporting the hypothesis that patients with high hyaluronan tumor levels may benefit most from PEGPH20 therapy in the treatment of pancreatic cancer.”

Third Quarter and Recent Business Updates

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The European Commission granted marketing authorization for Herceptin® SC: Roche received marketing authorization for the use of subcutaneous Herceptin, which utilizes Halozyme’s recombinant human hyaluronidase (rHuPH20), for the treatment of HER2-positive breast cancer. This time saving subcutaneous formulation can be administered in two to five minutes rather than 30 to 90 minutes with the standard intravenous form. The approval was based on the HannaH clinical trial which showed that the subcutaneous formulation of Herceptin was associated with comparable efficacy (pathological complete response, pCR) to intravenously administered Herceptin and resulted in non-inferior plasma levels.[1]

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Herceptin SC and HyQvia launches triggered $10 million and $4 million milestone payments to Halozyme, respectively: Roche launched Herceptin SC in Germany, the United Kingdom, Portugal and Chile in September. Pricing for Herceptin SC is on par with the intravenous form of the drug. Baxter launched HyQvia into the first EU country in July and introductions in additional markets are planned in the coming quarters.

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We presented favorable Phase 1b clinical trial data for PEGPH20: Mature patient progression free survival (PFS) and ongoing overall survival (OS) data from a Phase 1b trial of PEGPH20 (PEGylated Recombinant Human Hyaluronidase) were presented at the European Cancer Congress in September. All patients in this single arm study received PEGPH20 with gemcitabine and the primary objective was to determine the Phase 2 dose. PFS was 154 days in the intent to treat population (n=24). In a subset of patients (n=6) with high levels of tumor hyaluronan (HA), PFS was 219 days compared to 108 days for patients (n=11) with low levels of tumor HA.

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SWOG (formerly Southwest Oncology Group) initiated a clinical trial using PEGPH20 in advanced pancreatic cancer: A Phase 1b/2 randomized clinical trial (S1313) is underway that will compare PEGPH20 in combination with modified FOLFIRINOX compared to modified FOLFIRINOX treatment alone in patients with metastatic pancreatic adenocarcinoma. The trial will enroll approximately 144 patients and is being conducted by SWOG, a global cancer research cooperative group. The primary endpoint will be overall survival with secondary endpoints of PFS and overall response rate. This study will complement the ongoing randomized phase 2 study of gemcitabine and nab-paclitaxel with and without PEGPH20 in pancreas cancer.

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Yale School of Medicine initiated a clinical trial using rHuPH20 in an artificial pancreas study: Approximately 20 subjects with type 1 diabetes will receive treatment over three and a half consecutive days in random sequence with one of the following: analog insulin alone; a co-formulation of insulin lispro and rHuPH20; or pre-treatment with 150 units of Hylenex® recombinant (hyaluronidase human injection)administered through the subcutaneous insulin infusion set followed by the analog insulin alone. The closed loop control (artificial pancreas) clinical study will measure blood glucose control for each of the three different treatment regimens. The study is being conducted by researchers at the Yale School of Medicine with grant funding from JDRF.

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Pfizer selected another target for development under the joint collaboration agreement: When signed, the agreement specified two targets on an exclusive basis and granted Pfizer the ability to elect four additional targets. Pfizer has now selected a fourth target on an exclusive basis which triggered a $1.5 million milestone payment to Halozyme under the agreement. In addition, on its recent 3Q earnings call, Pfizer disclosed that PCSK9 is an exclusive target currently under development in the collaboration.

Third Quarter and Nine Months 2013 Financial Highlights

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Revenues for the third quarter of 2013 were $16.0 million, compared to $5.3 million for the third quarter of 2012. Revenues in the third quarter of 2013 included $7.9 million in product sales of rHuPH20 active pharmaceutical ingredient for use in Herceptin SC manufacturing and $3.7 million in research services reimbursements from the collaborators. Revenues for the nine months were $42.3 million compared to $20.5 million in the same period a year ago.

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Research and development expenses for the third quarter of 2013 were $25.7 million, compared with $19.5 million for the third quarter of 2012. The increase is primarily due to an increase in clinical trial activities related to the Hylenex insulin pump program.

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Selling, general and administrative expenses for the third quarter of 2013 were $8.1 million, compared to $5.6 million for the third quarter of 2012. The increase was mainly due to an increase in compensation costs and commercial activities.

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The net loss for the third quarter of 2013 was $19.3 million, or $0.17 per share, compared with a net loss for the third quarter of 2012 of $20.0 million, or $0.18 per share. The net loss for the nine months ended September 30, 2013 was $61.5 million, or $0.55 per share, compared to a net loss of $49.1 million, or $0.44 per share, for the first nine months of 2012.

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Cash, cash equivalents and marketable securities were $65.3 million at September 30, 2013, compared with $76.0 million at June 30, 2013 and $99.5 million at December 31, 2012. Net cash used in the third quarter of 2013 was approximately $10.7 million.

Webcast and Conference Call
Halozyme will webcast its quarterly update conference call today, November 8, 2013 at 8:30 a.m. EST/5:30 a.m. PST. During the call, management will discuss the financial results for the third quarter of 2013 and provide a business update. To listen to the live webcast please visit the "Investors" section of Halozyme's corporate website at www.halozyme.com. A webcast replay will be available shortly after the call at the same address. To participate by phone, please dial (877) 407-8037 (domestic callers) or (201) 689-8037 (international callers). A telephone replay will be available by dialing (877) 660-6853 (domestic callers) or (201) 612-7415 (international callers) using replay ID number 423197.

About Halozyme
Halozyme Therapeutics is a biopharmaceutical company dedicated to developing and commercializing innovative products that advance patient care. With a diversified portfolio of enzymes that target the extracellular matrix, the Company's research focuses primarily on a family of human enzymes, known as hyaluronidases, which increase the absorption and dispersion of biologics, drugs and fluids. Halozyme's pipeline addresses therapeutic areas, including diabetes, oncology and dermatology that have significant unmet medical need. The Company markets Hylenex® recombinant (hyaluronidase human injection) and has partnerships with Roche, Pfizer, Baxter, and Intrexon. Halozyme is headquartered in San Diego, CA. For more information on how we are innovating, please visit our corporate website at www.halozyme.com and follow us on www.twitter.com/HALOTherapeutic.
Safe Harbor Statement
In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning the potential patients that may benefit from PEGPH20 therapy, the Company's future expectations and plans for the development and commercialization of product candidates and the potential benefits and attributes of such product candidates) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are typically, but not always, identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected results or delays in development and regulatory review, regulatory approval requirements, unexpected adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 7, 2013.

References:
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1Gustavo Ismael, et al. Subcutaneous versus intravenous administration of (neo) adjuvant trastuzumab in patients with HER2-positive, clinical stage I-III breast cancer (HannaH study): a phase 3, open-label, multicentre, randomized trial. Lancet Oncology, 2012 Sept.13(9):869-78.

Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
REVENUES:
Product sales, net	$10,024,902	$715,354	$14,633,349	$1,427,707
Revenues under collaborative agreements	5,988,262	4,618,969	27,667,165	19,103,970
Total revenues	16,013,164	5,334,323	42,300,514	20,531,677

OPERATING EXPENSES:
Cost of product sales	682,713	226,635	2,705,633	440,516
Research and development	25,689,189	19,503,491	75,714,381	51,476,329
Selling, general and administrative	8,135,118	5,634,034	22,990,777	17,833,165
Total operating expenses	34,507,020	25,364,160	101,410,791	69,750,010

OPERATING LOSS	(18,493,856)	(20,029,837)	(59,110,277)	(49,218,333)

Investment and other income	51,424	23,991	164,544	72,187
Interest expense	(849,936)	—	(2,546,515)	—
NET LOSS	$(19,292,368)	$(20,005,846)	$(61,492,248)	$(49,146,146)

Basic and diluted net loss per share	$(0.17)	$(0.18)	$(0.55)	$(0.44)

Shares used in computing basic and diluted net loss per share	112,765,155	112,305,002	112,554,447	110,658,757

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets

	September 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$17,492,131	$99,501,264
Marketable securities, available-for-sale	47,818,851	—
Accounts receivable, net	24,521,742	15,703,087
Inventories	3,846,290	2,670,696
Prepaid expenses and other assets	9,139,014	12,752,888
Total current assets	102,818,028	130,627,935
Property and equipment, net	4,935,928	3,700,462
Prepaid expenses and other assets	1,891,170	—
Restricted cash	500,000	400,000
Total Assets	$110,145,126	$134,728,397

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$5,591,763	$2,271,689
Accrued expenses	20,624,501	7,783,447
Deferred revenue, current portion	7,437,433	8,891,017
Current portion of long-term debt, net	5,970,119	—
Total current liabilities	39,623,816	18,946,153

Deferred revenue, net of current portion	45,940,511	34,954,966
Long-term debt, net	23,781,955	29,661,680
Lease financing obligation	2,550,000	1,450,000
Deferred rent, net of current portion	813,689	861,879
Other long-term liability	921,460	—

Stockholders’ (deficit) equity:
Common stock	113,987	112,709
Additional paid-in capital	356,449,825	347,314,658
Accumulated other comprehensive income	15,779	—
Accumulated deficit	(360,065,896)	(298,573,648)
Total stockholders’ (deficit) equity	(3,486,305)	48,853,719
Total Liabilities and Stockholders’ (Deficit) Equity	$110,145,126	$134,728,397

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